Exhibit 10.1

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN

CĪON INVESTMENT CORPORATION

AND

CION INVESTMENT MANAGEMENT, LLC

This Second Amended and Restated Investment Advisory Agreement (the “Agreement”) is made as of October 5, 2021, by and between CĪON INVESTMENT CORPORATION, a Maryland corporation (the “Company”), and CION INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company and the Adviser had previously entered into (i) an investment advisory agreement (the “Original Agreement”) effective as of June 19, 2012, and (ii) an amended and restated investment advisory agreement (the “Amended Agreement”) effective as of August 10, 2021;

WHEREAS, the Company and the Adviser desire to amend and restate the Amended Agreement by entering into this Agreement; and

WHEREAS, the Adviser is willing to continue providing investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

1.	Duties of the Adviser.

(a)     Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth in accordance with:

(i)     during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation, as further amended and restated from time to time (“Articles of Incorporation”);

(ii)    such investment policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and

(iii)   the Company’s compliance policies and procedures as applicable to the Company’s adviser and as administered by the Company’s chief compliance officer.

(b)     Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)     determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)    identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)   perform due diligence on prospective portfolio companies;

(iv)   execute, close, service and monitor the Company’s investments;

(v)    determine the securities and other assets that the Company shall purchase, retain, or sell;

(vi)   provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds; and

(vii)  to the extent permitted under the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Adviser (as defined below) and administrator, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial guidance.

(c)     Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority to act on behalf of the Company to effectuate investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments through such special purpose vehicle in accordance with applicable law. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(d)     Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)     Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub- Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Company, with the scope of such services and oversight to be set forth in each Sub- Advisory Agreement.

(i)     The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser, but only with respect to the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(ii)    Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board of Directors and Company stockholder approval thereunder, and other applicable federal and state law.

(iii)   Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law, taking into account any limitations of the scope of responsibilities of such Sub-Adviser.

(iv)   In the event that the terms and provisions of any Sub-Advisory Agreement related to the rights, responsibilities and obligations of the Sub-Adviser conflict with this Agreement, the terms of the Sub-Advisory Agreement shall control.

(f)     Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g)     Record Retention. Subject to review by and the overall control of the Board of Directors, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204- 2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

2.	Expenses Payable by the Company.

(a)     Adviser Personnel. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(b)     Costs. Subject to the limitations on expense reimbursement of the Adviser as set forth in Section 2(c), the Company, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its investment operations and its investment transactions, including without limitation, expenses relating to: expenses deemed to be “organization and offering expenses” of the Company for purposes of Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee and any discounts, are hereinafter referred to as “Organization and Offering Expenses”); corporate and organizational expenses relating to borrowings and offerings of the Company’s common stock and other securities and incurrences of indebtedness, subject to limitations included in the Agreement; interest; the cost of calculating the Company’s net asset value, including the cost of any third-party valuation services; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; investment advisory fees of the Adviser; fees payable to third parties relating to, or associated with, making investments and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments; transfer agent and custodial fees, fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; federal, state and local taxes; the fees and expenses of any directors of the Company who are not affiliated persons (as defined in the 1940 Act) of the Adviser; costs of proxy statements, stockholders reports and notices; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; costs associated with the Company’s reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002;fees and expenses associated with accounting, independent audits and legal costs; brokerage commissions for the Company’s investments; and all other expenses of any person in connection with administering the Company’s business, including expenses incurred by the Company’s Adviser and administrator in performing administrative services for the Company, including supplying the Company’s chief financial officer and chief compliance officer and personnel supporting them.

The Adviser and/or one or more of its affiliates will be entitled to receive reimbursement from the Company of Organization and Offering Expenses it has paid on behalf of the Company, up to 5.00% of the aggregate gross proceeds of any offerings of the Company’s securities (the “Reimbursable O&O Expenses”) until all of the Organization and Offering Expenses and any future Organization and Offering Expenses incurred and/or paid by the Adviser and each such affiliate have been recovered.

Under the terms of this Agreement, after the Company meets the minimum offering requirement, the Adviser and certain of its affiliates will become entitled to receive 1.5% of gross proceeds raised until all offering costs and organization costs and any future offering or organization costs incurred have been recovered.

(c)     Reimbursement.

Expenses incurred by the Adviser on behalf of the Company and payable pursuant to this section shall be reimbursed by the Company for its expenses incurred in accordance with this Section 2 promptly following its request therefor, but in no event later than 10 business days following such request. The Adviser shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

3.	Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may, in its sole discretion, elect or agree to temporarily or permanently waive, defer, reduce or modify, in whole or in part, the Base Management Fee and/or the Incentive Fee. Any of the fees payable to the Adviser under this Agreement for any partial month or calendar quarter shall be appropriately prorated. The fees payable to the Adviser as set forth in this Agreement shall be calculated using a detailed calculation policy and procedures approved by the Adviser and the Board of Directors, including a majority of the Independent Directors (as defined below), and shall be consistent with the calculation of such fees as set forth in this Section.

(a)     Base Management Fee.

(i)     The Base Management Fee will be calculated at an annual rate of 2.0% of average gross assets, excluding cash and cash equivalents, payable quarterly in arrears, and will be calculated based on the average value of the Company’s gross assets at the end of the two (2) most recently completed calendar quarters. Base Management Fees for any partial quarter will be appropriately pro-rated.

(ii)    Effective upon the Company’s shares of common stock being listed on a national securities exchange, the Base Management Fee will be calculated at an annual rate of 1.5% of average gross assets (including cash pledged as collateral for the Company’s secured financing arrangements, but excluding other cash and cash equivalents so that investors do not pay the base management fee on such assets), payable quarterly in arrears, and will be calculated based on the average value of the Company’s gross assets at the end of the two (2) most recently completed calendar quarters; provided, however that a Base Management Fee of 1.0% of the average value of the Company’s gross assets (including cash pledged as collateral for the Company’s secured financing arrangements, but excluding other cash and cash equivalents so that investors do not pay the base management fee on such assets), will apply to any amount of assets attributable to leverage decreasing the Company’s asset coverage ratio below 200%. Base Management Fees for any partial quarter will be appropriately pro-rated.

(b)     Incentive Fee.

(i)     The Incentive Fee will be divided into two parts: (1) a subordinated incentive fee on income, and (2) an incentive fee on capital gains. Each part of the Incentive Fee is outlined below.

The first part, the subordinated incentive fee on income, will be calculated and payable quarterly in arrears based upon the Company’s “pre-incentive fee net investment income” for the immediately preceding quarter. The subordinated incentive fee on income will be subject to a hurdle rate, measured quarterly and expressed as a rate of return on the net assets of the Company at the beginning of the most recently completed calendar quarter, of 1.875% (7.50% annualized), subject to a “catch up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the base management fee, expenses reimbursed to the Administrator under the administration agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The calculation of the subordinated incentive fee on income for each quarter is as follows:

•	No subordinated incentive fee on income is payable to the Adviser in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the preferred return rate of 1.875% (the “hurdle rate”).

•	100% of the Company’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate, but is less than or equal to 2.34375% in any calendar quarter (9.375% annualized) is payable to the Adviser. This portion of the Company’s pre-incentive fee net investment income is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Adviser with an incentive fee of 20.0% on all of the Company’s pre-incentive fee net investment income when the Company’s pre-incentive fee net investment income reaches 2.34375% in any calendar quarter.

•	20.0% of the amount of the Company’s pre-incentive fee net investment income, if any, that exceeds 2.34375% in any calendar quarter (9.375% annualized) is payable to the Adviser once the hurdle rate is reached and the catch-up is achieved (20.0% of all pre-incentive fee net investment income thereafter is allocated to the Adviser).

These calculations will be appropriately pro-rated for any period of less than three (3) months.

The second part of the incentive fee, the incentive fee on capital gains, will be an incentive fee on capital gains earned on liquidated investments from the portfolio and will be determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement). This fee will equal twenty percent (20%) of the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

(ii)    Effective upon the Company’s shares of common stock being listed on a national securities exchange, the Incentive Fee will be calculated as set forth below:

The first part, the subordinated incentive fee on income, will be calculated and payable quarterly in arrears based upon the Company’s “pre-incentive fee net investment income” for the most recently completed calendar quarter. The subordinated incentive fee on income will be subject to a hurdle rate, measured quarterly and expressed as a rate of return on the net assets of the Company at the beginning of the most recently completed calendar quarter, of 1.625% (6.5% annualized), subject to a “catch up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the base management fee, expenses reimbursed to the Administrator under the administration agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The calculation of the subordinated incentive fee on income for each quarter is as follows:

•	No subordinated incentive fee on income is payable to the Adviser in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the preferred return rate of 1.625% (the “hurdle rate”).

•	100% of the Company’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate, but is less than or equal to 1.970% in any calendar quarter (7.879% annualized) is payable to the Adviser. This portion of the Company’s pre-incentive fee net investment income is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Adviser with an incentive fee of 17.5% on all of the Company’s pre-incentive fee net investment income when the Company’s pre-incentive fee net investment income reaches 1.970% in any calendar quarter.

•	17.5% of the amount of the Company’s pre-incentive fee net investment income, if any, that exceeds 1.970% in any calendar quarter (7.879% annualized) is payable to the Adviser once the hurdle rate is reached and the catch-up is achieved (17.5% of all pre-incentive fee net investment income thereafter is allocated to the Adviser).

These calculations will be appropriately pro-rated for any period of less than three (3) months.

The second part of the incentive fee, the incentive fee on capital gains, will be an incentive fee on capital gains earned on liquidated investments from the portfolio and will be determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement). This fee will equal seventeen and one-half percent (17.5%) of the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

(c)     Waiver or Deferral of Fees.

The Adviser may elect to defer or waive all or a portion of the Base Management Fee and/or the Incentive Fee that would otherwise be paid to it. Prior to the payment of any fee to the Adviser, the Company shall obtain written instructions from the Adviser with respect to any deferral or waiver of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of the termination of this Agreement or a liquidity event, as the Adviser may determine upon written notice to the Company.

4.	Covenant of the Adviser.

(a)     Registration of Adviser.

The Adviser covenants that it is or will be registered as an investment adviser under the Advisers Act on the effective date of this Agreement as set forth in Section 9 herein, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.

5.	Brokerage Commissions.

(a)     Selection of Brokers. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

6.	Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, stockholder (and their stockholders or members, including the owners of their stockholders or members), or officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services set forth herein. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a director, officer, stockholder or employee of the Adviser is or becomes a director, officer, stockholder and/or employee of the Company and acts as such in any business of the Company, then such director, officer, stockholder and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a director, officer, stockholder or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.	Indemnification.

(a)     Indemnification of Adviser. The Adviser and each of its directors, officers, stockholders or members (and its stockholders or members, including the owners of their stockholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)) and any other person or entity affiliated with, or acting on behalf of, the Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”)shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Articles of Incorporation, the 1940 Act, the laws of the State of Maryland or, to the extent applicable, the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time.

(b)     Indemnification of the Company. The Adviser shall indemnify the Company, and its affiliates and Controlling Persons, for any Losses that the Company or its Affiliates and Controlling Persons may sustain as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

9.	Effectiveness, Duration and Termination of Agreement.

(a)     Term and Effectiveness. This Agreement shall be effective as of the date first written above and shall remain in effect for two (2) years, and thereafter shall continue automatically for successive one-year periods, provided that, such continuance is specifically approved at least annually by: (i) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company, and (ii) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party (“Independent Directors”), in accordance with the requirements of the 1940 Act.

(b)     Termination. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Company upon sixty (60) days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Company (as defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Company’s Board of Directors; or (ii) by the Adviser upon not less than sixty (60) days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the parties shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.

11.	Amendments.

This Agreement may be amended by mutual written consent of the parties, subject to the provisions of the 1940 Act. Upon the listing of the shares of common stock of the Company on a national securities exchange, this Agreement may be amended without further action to remove those provisions which become inactive at such time.

12.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

13.	Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Section 8, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the latter shall control. Any reference in this Agreement to a statute or provision of the 1940 Act shall be construed to include any successor statute or provision to such statute or provision and any reference to any rule promulgated under the Advisers Act shall be construed to include any successor promulgated rule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to by duly executed on the date above written.

CĪON INVESTMENT CORPORATION

a Maryland corporation

By: /s/ Michael A. Reisner________________

Name: Michael A. Reisner

Title: Co-Chief Executive Officer

CION INVESTMENT MANAGEMENT, LLC

a Delaware limited liability company

By: /s/ Mark Gatto______________________

Name: Mark Gatto

Title: Co-Chief Executive Officer